NEWS RELEASE

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15301 W. 109th Street, Lenexa, KS  66219    Phone: 913-647-0158   Fax:  913-647-0132
                                                                  investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:          Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

ELECSYS CORPORATION RECEIVES NOTIFICATION FROM AMERICAN STOCK EXCHANGE ACCEPTING
PLAN TO COMPLY WITH LISTING QUALIFICATIONS

Lenexa, Kansas (January 28, 2004) - Elecsys Corporation (AMEX: ASY), today announced an update regarding the notice it received on October 27, 2003 from the American Stock Exchange (the "Amex" or "Exchange") Staff indicating that the
Company is below certain of the Exchange's continued listing standards.
Specifically, the Company does not meet Amex Company Guide Section 1003(a)(ii)
because it has shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years. Also, the Company does not meet Section 1003(a)(iii) because it has shareholders' equity of less than $6,000,000 and losses from continuing operations in its five most recent fiscal years. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on November 25,
2003 presented its plan to the Exchange. On January 23, 2004 the Exchange Staff notified the Company that it accepted the Company's plan of compliance and granted the Company an extension of time to pursue its plan and regain compliance with the current listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued
listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

Elecsys Corporation, through its wholly owned subsidiary DCI, Inc. ("DCI"), is a designer, manufacturer, and integrator of custom electronic interface solutions for original equipment manufacturers ("OEMs") in the medical, aerospace, communications, and industrial product industries. The Company has unique capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies such as custom liquid crystal displays, light emitting diode displays, and keypads with circuit boards and other electronic components. The Company becomes an extension of the OEM's organization by providing key expertise that enables rapid development and manufacture of electronic products from product conception through volume production. For more information, visit our websites at www.elecsyscorp.com and
www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this news release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the most recent fiscal year. Additional risks and uncertainties include Elecsys Corporation's ability to maintain listing of its securities on the American Stock Exchange. The reader is cautioned that Elecsys
Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of
Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.